Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by IQM Finland Oy of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of IQM Finland Oy following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 13, 2026

/s/ Jeff Tuder
Jeff Tuder